Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LaBranche & Co Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-76928 and 333-73212) on Form S-3 and in the registration statements (No. 333-44464, 333-57090 and 333-102607) on Form S-8 of LaBranche & Co Inc. of our reports dated March 17, 2008, with respect to the consolidated statements of financial conditon of LaBranche & Co Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of LaBranche & Co Inc.

/s/ KPMG LLP

New York, New York
March 17, 2008